Exhibit 99.1
PlanetOut Inc. Receives Notice from Nasdaq Regarding Non-Compliance with Minimum
Stockholders’ Equity Requirement
SAN FRANCISCO, March 13, 2009 — PlanetOut Inc. (Nasdaq: LGBT), a leading media and entertainment company exclusively focused on the gay and lesbian market, announced today that on March 9, 2009 it received a notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market stating that based on PlanetOut’s Annual Report on Form 10-K for the year ended December 31, 2008, the Nasdaq staff had concluded that PlanetOut’s stockholders’ equity was less than the $10 million minimum required for continued inclusion on The Nasdaq Global Market under Marketplace Rule 4450(a)(3) (the “Rule”).
The notice further states that PlanetOut will be provided with 15 days, through March 24, 2009, within which to provide the Nasdaq staff with a definitive plan to regain compliance with the Rule. If the Nasdaq staff accepts PlanetOut’s plan, the staff may grant PlanetOut an exception of up to 105 calendar days within which to regain compliance pursuant to its plan. If the Nasdaq staff does not accept PlanetOut’s plan, PlanetOut will have the opportunity to appeal that decision to a Listings Qualification Panel. The notice also states that rather than submitting a plan to regain compliance, PlanetOut may instead apply to transfer its securities to The Nasdaq Capital Market if PlanetOut satisfies inclusion requirements for that market and submits its transfer application no later than March 24, 2009.
PlanetOut currently intends to submit an application to transfer its securities to The Nasdaq Capital Market.
About PlanetOut Inc.
PlanetOut Inc. is a leading media and entertainment company exclusively serving the lesbian, gay, bisexual and transgender (LGBT) community. PlanetOut’s digital media brands include two of the longest-established LGBT sites on the Web, gay.com and PlanetOut.com — both of which are known for their robust online communities as well as their entertainment, news, fitness, health, style, and travel content. PlanetOut is based in San Francisco. For more information, please visit www.planetoutinc.com.
Forward-Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding PlanetOut’s intent to apply to transfer its securities to The Nasdaq Capital Market, as well as statements containing the words “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the anticipated timing of PlanetOut’s proposed merger; competition; timing of product launches; success of marketing efforts; and dependence on technology infrastructure and the Internet. Additional information concerning factors that could affect PlanetOut’s future business and financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other public filings filed from time to time with the SEC, which are available at the SEC’s website at www.sec.gov.